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                                                              EXHIBIT (h)(20)(i)

                                AMENDMENT TO THE
                   CUSTODIAN SERVICE AND MONITORING AGREEMENT

         This Amendment to the Custodian Service and Monitoring Agreement, which amends the Custodian Service and Monitoring Agreement dated June 2,2003 (the "Agreement"), by and among ING Series Fund, Inc. (the "Fund"), MBIA Insurance Corporation ("MBIA") and The Bank of New York ("BNY"), is made and entered into as of September 30, 2003 (this "Amendment").

         WHEREAS, the Fund, MBIA and BNY (the "Parties") are parties to the Agreement; and

         WHEREAS, the Parties to the Agreement wish to amend Section 6(c) of the Agreement and SCHEDULE B to the Agreement.

         NOW, THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that:

         A. Amendment to Section 6(c). Section 6(c) of the Agreement is hereby amended by adding the following sentence as the last sentence in Section 6(c):

                  In cases where BNY is entitled to indemnification from MBIA under this paragraph (c) and also may be eligible to receive indemnification from a Fund as provided in paragraph (b) of this Section 6, BNY shall not seek to recover from the Fund until it has sought recovery and made a good faith effort to collect from MBIA under this paragraph (c).

         B.       Amendments to SCHEDULE B.

         1. SCHEDULE B, Conforming Assets Guidelines, attached to the Agreement and dated June 2, 2003 is hereby deleted in its entirety; and

         2. AMENDED SCHEDULE B, Conforming Assets Guidelines, attached hereto replaces, in its entirety, the previous SCHEDULE B to the Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of September 30,2003.

ING SERIES FUND, INC                           MBIA INSURANCE CORPORATION

/s/  Michael J. Roland                         /s/ Paul C. Roberts
---------------------------------              ---------------------------------
Name:  Michael J. Roland                       Name:  Paul C. Roberts
Title: Executive Vice President                Title: Vice President

THE BANK OF NEW YORK

/s/ Ira Rosner
---------------------------------
Name:  Ira Rosner
Title: Vice President

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                               AMENDED SCHEDULE B

                          CONFORMING ASSETS GUIDELINES

BNY will utilize Open Bloomberg to determine whether the non-callable corporate debt securities have the requisite ratings from S&P and Moody's in performing the Conforming Assets Guideline review. In the event a corporate debt rating is not available on Open Bloomberg, BNY will apply the rating from Moody's and Standard & Poors, if available. If not, BNY will use the issuer's long-term debt rating for monitoring purposes.

Equity Asset Test

- Equity securities of any company included in the S&P 500 Index, as published by FactSet Data Systems, Inc. or by S&P

- Forward contracts on the S&P 500 Index, as traded on the Chicago Mercantile Exchange

- Exchange Traded Funds that invest in a portfolio of stocks designed to track the performance and dividend yield of the S&P 500 Index

 Fixed Income Assets Test

- U.S. Treasury or Agency Zeroes, including Government Trust Certificates, which represent an interest in a government trust, the property of which consists of (i) a promissory note of a foreign government no less than 90% of which is backed by a full faith and credit guaranty issued by the Federal Government of the United States of America (issued pursuant to Title III of the Foreign Operations, Export, Financing and Related Borrowers Programs Appropriations Act, 1988) and (ii) a security interest in obligations of the United States Treasury backed by the full faith and credit of the United States of America sufficient to support the remaining balance (no more than 10%) of all payments of principal and interest on such promissory note, and which are rated at least AAA by S&P or Aaa by Moody's, maturing on, or within 90 days preceding, the Guarantee Maturity Date

- Non-callable corporate debt securities, maturing within 3 years (preceding or following) of the Guarantee Maturity Date and having a rating of at least AA- by S&P or Aa3 by Moody's

- U.S. Treasury Notes and U.S. Agency Notes maturing within 3 years (preceding or following) of the Guarantee Maturity Date

- if both Moody's and S&P have issued a rating thereon, such rating shall be no less than Aa3/AA-

-        U.S. Treasury Futures

Cash and Cash Equivalents Test

-        Cash and

- the following short-term securities with remaining maturities of 180 days or less:

(1) direct obligations of, and obligations fully guaranteed as to full and timely payment by the full faith and credit of, the United States of America, U.S. Agency Notes and U.S. Agency Zeroes;

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(2) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof; provided that at the time of investment therein the commercial paper or other short-term unsecured debt obligations thereof shall be rated at least A-1 by S&P or P-l by Moody's

(3) bankers acceptances issued by any depository institution or trust company referred to in clause (2) above and

(4) commercial paper having at the time of the investment therein a rating of at least A-1 by S&P or P-1 by Moody's

(5) "Qualified Repurchase Agreements" which shall mean, with respect to any PPF and any Valuation Date, repurchase agreements that (i) mature in no more than seven days (ii) are 102% fully collateralized with cash, U.S. Treasury securities or U.S. Agency debentures, (iii) are marked-to-market and remargined daily, and (iv) are issued by sellers that at the time of issue have a short-term rating of P-1 from Moody's and A-1 or A-1 + from Standard and Poor's, or in the absence of a short-term rating of the issuer, the parent of the issuer has a short-term rating of P-1 from Moody's and A-1 or A-1 + from Standard and Poor's, provided that a repurchase agreement will not be a Qualified Repurchase Agreement, if immediately after its purchase the aggregate amount of all Qualified Repurchase Agreements would exceed 10% of the Total Net Assets, except that during the initial ten days of the Guarantee Period there shall be no limitation on Qualified Repurchase Agreements as a percentage of Total Net Assets.